SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Equinix, Inc.

(Name of Registrant as Specified In Its Charter)

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EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 8, 2006

The Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc. (“Equinix”) will be held at Equinix’s headquarters located at 301 Velocity Way, Foster City, California, on Thursday, June 8, 2006, at 10:30 a.m. for the following purposes:

1. To elect six directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 25, 2006 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at Equinix’s headquarters located at 301 Velocity Way, Fifth Floor, Foster City, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Chairman of the Board, Chief Executive

Officer and President

Foster City, California

May 1, 2006

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held June 8, 2006

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of Equinix, Inc., a Delaware corporation (“Equinix”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Equinix’s headquarters located at 301 Velocity Way, Foster City, California, on Thursday, June 8, 2006, at 10:30 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about May 1, 2006.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Equinix’s common stock is the only type of security entitled to vote at the Annual Meeting. On April 25, 2006, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 28,606,266 shares of common stock outstanding. Each stockholder of record on April 25, 2006 is entitled to one vote for each share of common stock held by such stockholder on April 25, 2006. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

Equinix’s by-laws provide that the holders of a majority of Equinix’s common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The six nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal 2.    Ratification of the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2006 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

Whether or not you are able to attend Equinix’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors (as set forth in Proposal 1), FOR Proposal 2 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of Equinix at Equinix’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

Equinix will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Equinix may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may also be supplemented by solicitation by telephone, telegram, or other means by directors, officers or employees. No additional compensation will be paid to directors, officers or employees for such services.

PROPOSAL 1

ELECTION OF DIRECTORS

The six directors who are being nominated for election by the holders of common stock to the Board of Directors (the “Nominees”), their ages as of March 31, 2006, their positions and offices held with Equinix and certain biographical information are set forth below. Equinix’s Board of Directors currently consists of seven directors. However, Michelangelo A. Volpi has decided not to seek re-election at this year’s Annual Meeting and will retire from the Board of Directors effective June 8, 2006. A search has begun for his replacement. Equinix’s by-laws provide that the number of directors will be determined by the Board of Directors and the number of directors is currently set at nine. Thus, there are two vacant seats on Equinix’s Board of Directors that Equinix does not intend to fill at this Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Equinix to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

Nominees	Age	Positions and Offices Held with Equinix
Steven T. Clontz	55	Director
Steven P. Eng (1)(2)(3)	49	Director
Gary Hromadko (2)(3)	53	Director
Scott Kriens (1)(2)	48	Director
Louis J. Lavigne, Jr. (3)	57	Director
Peter F. Van Camp (4)	50	Chairman of the Board, Chief Executive Officer and President

(1)	Member of Compensation Committee

(2)	Member of Nominating Committee

(3)	Member of Audit Committee

(4)	Member of Option Committee

Steven T. Clontz has served as a director of Equinix since April 2005. Mr. Clontz has been president and chief executive officer of StarHub Ltd., a telecommunications and cable television company, since January 1999. Mr. Clontz serves on the board of directors of InterDigital Communications Corp. and StarHub Ltd., both public companies, and one privately held company. Mr. Clontz is also a non-director member of the Executive Committee of Global Crossing Limited.

Steven P. Eng has served as a director of Equinix since December 2002. Mr. Eng has been a director of network management systems at Netco Government Services, formerly known as WAM!NET Government Services, Inc., since April 2002. Prior to joining WAM!NET, Mr. Eng previously served as vice president of Exodus Communications from March 1995 to September 2001. Mr. Eng serves on the board of directors of one privately held company.

Gary Hromadko has served as a director of Equinix since June 2003. Mr. Hromadko has been a venture partner at Crosslink Capital, a venture capital firm, since June 2002. In addition to his responsibilities with Crosslink Capital, Mr. Hromadko has been active as a private investor since 1993. Mr. Hromadko serves on the board of directors of several privately held companies.

Scott Kriens has served as a director of Equinix since July 2000. Mr. Kriens has been chief executive officer and chairman of the board of directors of Juniper Networks, Inc., an Internet infrastructure solutions company, since October 1996. From April 1986 to January 1996, Mr. Kriens served as vice president of sales and vice president of operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens serves on the board of directors of Juniper Networks, Inc. and Verisign, Inc., both public companies.

Louis J. Lavigne, Jr. has served as a director of Equinix since August 2005. Mr. Lavigne has been a managing director of the Lavigne Group, a strategic consulting firm, since March 2005. Prior to March 2005, Mr. Lavigne served as executive vice president and chief financial officer of Genentech, Inc., a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. During his 23 years at Genentech, he also served as controller, vice president, senior vice president, and as a member of Genentech’s Executive Committee. Prior to joining Genentech, Mr. Lavigne held various financial management positions at Pennwalt Corporation, a chemical and pharmaceutical company. Mr. Lavigne also serves on the board of directors of Allergan Inc., Arena Pharmaceuticals, Inc., BMC Software, Inc. and Kyphon Inc., all public companies, and one privately held company.

Peter F. Van Camp has served as Equinix’s chief executive officer and as a director since May 2000 and became president of Equinix in March 2006. In addition, in December 2005, Mr. Van Camp was re-elected as chairman of the board, having previously served in that capacity from June 2001 to December 2002. From January 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of MCI (formerly known as WorldCom), where he served as president of Internet markets and as president of the Americas region. During the period from May 1995 to January 1997, Mr. Van Camp was president of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period between October 1982 to May 1995. Mr. Van Camp currently serves as a director of Packeteer, Inc., a public company.

Nomination of Board of Directors

The Nominating Committee of the Board of Directors (the “Nominating Committee”) operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board of Directors. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having high moral character, having business experience, and being over 21 years of age. The Nominating Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Equinix during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Equinix during their term. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon Equinix’s certificate of incorporation and by-laws, applicable securities laws, the rules and regulations of the Securities and Exchange Commission, the rules of the National Association of Securities Dealers, and the advice of counsel, if necessary. The Nominating Committee may then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will then meet to discuss and consider such candidates’ qualifications and choose candidate(s) for recommendation to the Board of Directors. At the Annual Meeting, one director, Mr. Louis J. Lavigne, Jr., will stand for election by Equinix’s stockholders for the first time. Mr. Lavigne was initially identified by Spencer Stuart, an executive search firm, and was evaluated and formally nominated for election by Equinix’s Nominating Committee in accordance with the procedures described above.

Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of Equinix and providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. A more detailed description on the functions of the Nominating Committee can be found in the Nominating Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2005, the Board of Directors held four meetings and acted by written consent on four occasions. For the fiscal year, each of the directors, during the term of their tenure, attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served other than Michelangelo A. Volpi who attended or participated in 69% of the applicable meetings. In the event any director missed a meeting, he would separately discuss material items with Peter F. Van Camp, chairman of the Board of Directors and chief executive officer and president of Equinix. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee, and the Option Committee.

The Audit Committee of the Board of Directors (the “Audit Committee”) was created on July 19, 2000. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of Equinix’s independent registered public accountants, the scope of the annual audits, fees to be paid to Equinix’s independent registered public accountants, the performance of Equinix’s accountants and the accounting and internal control practices of Equinix. The members of the Audit Committee are Messrs. Eng, Hromadko and Lavigne. Mr. Lavigne is chairman of the Audit Committee. During the fiscal year ended December 31, 2005, the Audit Committee held 12 meetings.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was created on July 19, 2000. The Compensation Committee reviews the performance of the executive officers of Equinix, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option and stock grants under Equinix’s equity incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Eng, Kriens and Volpi. Mr. Eng is chairman of the Compensation Committee. Due to his retirement from the Board of Directors, Mr. Volpi will be retiring from the Compensation Committee effective June 8, 2006. During the fiscal year ended December 31, 2005, the Compensation Committee held five meetings.

The Nominating Committee was created on December 30, 2002. The Nominating Committee develops qualification criteria for board members and selects the director nominees for each annual meeting of stockholders in accordance with Equinix’s by-laws. The members of the Nominating Committee are Messrs. Eng, Hromadko and Kriens. Mr. Eng is chairman of the Nominating Committee. During the fiscal year ended December 31, 2005, the Nominating Committee held one meeting and acted by written consent on two occasions.

The Option Committee of the Board of Directors (the “Option Committee”) was created on July 19, 2000. The Board of Directors delegated to the Option Committee the authority to approve the grant of stock options to non-officer employees and other individuals. The sole member of the Option Committee during the 2005 fiscal year was Mr. Van Camp. During the fiscal year ended December 31, 2005, the Option Committee held no meetings and acted by written consent on 21 occasions.

Independence of Directors

The Board of Directors is composed of seven directors, six of whom qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board of Directors has determined Messrs. Clontz, Eng, Hromadko, Kriens, Lavigne and Volpi to be independent under NASDAQ Rule 4200. The Board of Directors committee structure includes Audit, Compensation and Nominating committees consisting entirely of independent directors.

Board of Directors Guidelines

The Board of Directors follows the Equinix, Inc. Board of Directors Guidelines on Significant Corporate Governance Issues (the “Guidelines”) attached to this proxy as Appendix A. The Guidelines reflect the Board of Director’s dedication to monitoring the effectiveness of policy and decision-making at the Board of Director’s level. The Board of Directors will continue to monitor the effectiveness of these Guidelines as business and corporate governance needs dictate.

Communication with the Board of Directors

Interested parties may contact the Board of Directors by sending correspondence to the attention of Equinix’s Assistant Secretary, c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404. Any mail received by the Assistant Secretary, except improper commercial solicitations, will be forwarded to the members of Equinix’s Audit Committee for their further action, if necessary. Equinix does not have a policy requiring attendance by members of the Board of Directors at Equinix’s annual meeting. At Equinix’s 2005 Annual Meeting, Peter F. Van Camp, chairman of the Board of Directors and chief executive officer and president of Equinix, was in attendance and available for questions.

Compensation of Directors

Non-employee directors are eligible to receive compensation of $3,000 per quarter in connection with their service on the Board of Directors. In addition, non-employee directors are eligible to receive compensation of $3,000 per meeting of a committee of the Board of Directors actually attended and the chairperson of a committee receives compensation of $5,000 per meeting actually attended. Non-employee directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on the Board of Directors or any committee of the Board of Directors. Non-employee directors are eligible to receive options under Equinix’s 2000 Director Option Plan (the “Directors’ Plan”). Directors are also eligible to receive options as well as shares of common stock under Equinix’s 2000 Equity Incentive Plan (the “Incentive Plan”) and directors who are also employees of Equinix, but who do not beneficially own 5% or more of the common stock of Equinix, are eligible to participate in Equinix’s Employee Stock Purchase Plan. Each non-employee director receives an option for 15,000 shares of Equinix’s common stock upon joining the Board of Directors, or 20,000 shares if the new non-employee director is chairperson of the Audit Committee. The option becomes exercisable and vests in four equal annual installments from the date of grant. In addition, at each of Equinix’s annual stockholders’ meetings, each non-employee director who will continue to be a director after that meeting will automatically be granted an option to purchase 5,000 shares of Equinix’s common stock. This option becomes fully vested on the earlier of the first anniversary of the date of grant or the date of the regular annual stockholders’ meeting held in the following year. However, a new director who receives the initial option will not receive the annual option in the same calendar year.

On June 2, 2005, Equinix granted an option to purchase 2,500 shares of Equinix’s common stock to each of Messrs. Eng and Kriens, and to Crosslink Capital, Inc., which is an affiliate of Mr. Hromadko, at an exercise price per share of $38.76 under the Directors’ Plan. On August 11, 2005, Equinix granted options to purchase 15,000 and 20,000 shares of Equinix’s common stock, at an exercise price of $40.39 per share, to Messrs. Clontz and Lavigne, respectively. On the date of the Annual Meeting, each of Messrs. Clontz, Eng, Kriens, and Lavigne and Crosslink Capital, Inc. will receive an option to purchase 5,000 shares of Equinix’s common stock under the Directors’ Plan and the Incentive Plan.

The following table sets forth information with respect to compensation for the fiscal year ended December 31, 2005 paid by Equinix for services rendered by the non-employee members of Equinix’s Board of Directors:

Name	Fees earned or paid in cash ($)		Stock Awards (#)	Option Awards (#)		Non-Stock Incentive Plan Compensation ($)	All Other Compensation ($)(1)
Steven T. Clontz	6,000		—	15,000		—	—
Steven P. Eng	84,000		—	2,500		—	4,969	(2)
Gary Hromadko	18,000		—	2,500	(3)	—	—
Scott Kriens	30,000		—	2,500		—	—
Louis J. Lavigne, Jr.	24,000		—	20,000		—	—
Michelangelo A. Volpi	24,000	(4)	—	0		—	—

(1)	Equinix does not compensate its non-employee directors through the payment of perquisites or other non-cash benefits.

(2)	Represents travel reimbursement paid to Mr. Eng.

(3)	Option award granted to Crosslink Capital, Inc., an affiliate of Mr. Hromadko.

(4)	Mr. Volpi’s employer does not allow him to receive compensation for his services as a member of the Board of Directors. Mr. Volpi has elected to donate such cash proceeds to a local charity of his choice.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

Other Executive Officers

The following are additional executive officers of Equinix, their ages as of March 31, 2006, their positions and offices held with Equinix and certain biographical information. All executive officers serve at the discretion of the Board of Directors.

Executive Officers	Age	Positions and Offices Held with Equinix
Marjorie S. Backaus	44	Chief Business Officer
Peter T. Ferris	48	Vice President, Sales
Sushil K. Kapoor	59	Vice President, Operations
Renée F. Lanam	43	Chief Development Officer and Secretary
Keith D. Taylor	44	Chief Financial Officer

Marjorie S. Backaus has served as Equinix’s chief business officer since June 2003. Prior to June 2003, Ms. Backaus served as Equinix’s chief marketing officer since November 1999, and as vice president of market strategy since February 2000. During the period from August 1996 to November 1999, Ms. Backaus was vice president of marketing at Global One, an international telecommunications company. From November 1987 to August 1996, Ms. Backaus served in various positions at AT&T, a telecommunications company, including positions in regulatory, product management and strategic alliances.

Peter T. Ferris has served as Equinix’s vice president, sales since July 1999. During the period from June 1997 to July 1999, Mr. Ferris was vice president of sales for Frontier Global Center, a provider of complex web site hosting services. From June 1996 to June 1997, Mr. Ferris served as vice president, eastern sales at Genuity Inc., an Internet services provider. From December 1993 to June 1996, Mr. Ferris was vice president, mid-Atlantic sales at MFS DataNet Inc., a telecommunications services provider.

Sushil K. Kapoor has served as Equinix’s vice president, operations since March 2001. Prior to joining Equinix, Mr. Kapoor was vice president of hosting operations at UUNET, the Internet division of MCI (formerly known as WorldCom) from May 1995 to February 2001.

Renée F. Lanam has served as Equinix’s chief development officer since September 2005 and secretary since February 2002. Ms. Lanam also served as Equinix’s chief financial officer from February 2002 to September 2005, as general counsel from April 2000 to January 2003 and as assistant secretary from April 2000 to February 2002. In addition, Ms. Lanam served as vice president of corporate finance from November 2001 to February 2002. Before joining Equinix, Ms. Lanam was employed at Gunderson Dettmer Stough Villeneuve Franklin and Hachigian, LLP (“Gunderson Dettmer”), where she was an associate from January 1996 to January 2000 and a partner from January 2000 to April 2000. Prior to joining Gunderson Dettmer, Ms. Lanam was an associate at the law firms of Jackson, Tufts, Cole & Black and Brobeck, Phleger & Harrison, LLP.

Keith D. Taylor has served as Equinix’s chief financial officer since September 2005. From February 2001 to September 2005, Mr. Taylor served as Equinix’s vice president, finance and chief accounting officer. In addition, from February 1999 to February 2001, Mr. Taylor served as Equinix’s director of finance and administration. Before joining Equinix, Mr. Taylor was employed by International Wireless Communications, Inc., an operator, owner and developer of wireless communication networks, as vice president finance and interim chief financial officer. Prior to joining International Wireless Communications, Inc., Mr. Taylor was employed by Becton Dickinson & Company, a medical and diagnostic device manufacturer, as a senior sector analyst for the diagnostic businesses in Asia, Latin America and Europe.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2006, certain information with respect to shares beneficially owned by (i) each person who is known by Equinix to be the beneficial owner of more than five percent of Equinix’s outstanding shares of common stock, (ii) each of Equinix’s directors and nominees, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Peter F. Van Camp (1)	545,281	1.88%
Steven T. Clontz	0	—
Steven P. Eng (2)	10,250	*
Gary Hromadko (3)	150,000	*
Scott Kriens (4)	6,876	*
Louis J. Lavigne, Jr.	0	—
Michelangelo A. Volpi (5)	0	—
Peter T. Ferris (6)	77,107	*
Philip J. Koen (7)	47,846	*
Renée F. Lanam (8)	136,875	*
Keith D. Taylor (9)	105,099	*
Entities affiliated with STT Communications Ltd. (10) 51 Cuppage Road, #10-11/17 StarHub Centre Singapore 229469	4,311,718	15.10%
Entities affiliated with Baron Capital Group, Inc. (11) 767 Fifth Avenue New York, NY 10153	1,562,000	5.50%
All current directors and executive officers as a group (13 persons)(12)	1,243,944	4.20%

*	Less than 1%.

(1)	Includes 496,557 shares subject to options exercisable within 60 days of March 31, 2006. Also includes 40,000 shares subject to forfeiture pursuant to a restricted stock grant.

(2)	Represents 10,250 shares subject to options exercisable within 60 days of March 31, 2006.

(3)	Mr. Hromadko is a venture partner of Crosslink Capital, Inc. Based on a Schedule 13D filed with the Securities and Exchange Commission on March 1, 2006, Crosslink Capital, Inc. and its funds own an aggregate of 1,329,180 shares of common stock of Equinix. However, Mr. Hromadko is not deemed to beneficially own the shares of common stock that are beneficially owned by Crosslink Capital, Inc.

(4)	Represents shares subject to options exercisable within 60 days of March 31, 2006.

(5)	Mr. Volpi is a senior vice president and general manager of Cisco Systems, Inc., which beneficially holds 162,216 shares of Equinix’s common stock. However, Mr. Volpi is not deemed to beneficially own the shares of common stock held by Cisco Systems, Inc.

(6)	Includes 39,103 shares subject to options exercisable within 60 days of March 31, 2006 and 28,000 shares subject to forfeiture pursuant to a restricted stock grant. Also includes 276 shares held by Mr. Ferris as custodian for his children; Mr. Ferris disclaims beneficial ownership of these shares.

(7)	Includes 43,614 shares subject to options exercisable within 60 days of March 31, 2006. Also includes 468 shares held by Mr. Koen as custodian for his children; Mr. Koen disclaims beneficial ownership of these shares.

(8)	Includes 88,346 shares subject to options exercisable within 60 days of March 31, 2006. Also includes 33,000 shares subject to forfeiture pursuant to a restricted stock grant.

(9)	Includes 60,032 shares subject to options exercisable within 60 days of March 31, 2006 and 35,000 shares subject to forfeiture pursuant to a restricted stock grant. Also includes 1,404 shares held by Mr. Taylor as custodian for his children; Mr. Taylor disclaims beneficial ownership of these shares.

(10)	Based on Amendment No. 7 to a Schedule 13D filed with the Securities and Exchange Commission on November 16, 2005, Temasek Holdings (Private) Limited (“Temasek”), the ultimate parent entity of STT Communications Ltd (“STT”), through its ultimate ownership of STT, may be deemed to have voting and dispositive power over the shares owned beneficially by STT; however, Temasek disclaims beneficial ownership of these shares. Temasek may also be deemed to beneficially own 11,718 shares that are owned beneficially and of record by Temasek’s indirect, wholly-owned subsidiary, T.H.e Venture Pte Ltd.

(11)	Based on a Schedule 13D filed with the Securities and Exchange Commission on February 14, 2006. Baron Capital Group, Inc. (“BCG”) and Ronald Baron are parent holding companies of BAMCO, Inc. and Baron Capital Management, Inc. (“BCM”). BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(12)	Includes options exercisable for an aggregate of 843,841 shares of common stock within 60 days of March 31, 2006. Also includes 186,000 shares subject to forfeiture pursuant to restricted stock grants.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee has the authority to administer Equinix’s 2000 Equity Incentive Plan, 2000 Director Option Plan, 2001 Supplemental Stock Plan, 2004 Employee Stock Purchase Plan and 2004 International Employee Stock Purchase Plan. In addition, the Compensation Committee has the exclusive authority to establish the level of base salary, bonus and equity grants to the executive officers of Equinix and responsibility for approving the guidelines for the compensation program for Equinix’s non-executive employees. The Compensation Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking Equinix’s performance and executive pay. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in Equinix’s Compensation Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

The overall compensation philosophy of the Compensation Committee and of the management of Equinix is that total compensation should be tied to individual performance and should vary with the performance of Equinix in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with stockholders’ interest. The Compensation Committee and the management of Equinix believe that the proportion of compensation at risk should rise as an employee’s level of responsibility increases. This philosophy is reflected in Equinix’s key strategic compensation design priorities: pay for performance, employee retention, cost management, egalitarian treatment of employees, internal pay equity, and alignment with stockholders’ interests. The employees of Equinix, including its executive officers, are employed at will, without employment agreements.

For the 2005 fiscal year, the Compensation Committee assessed compensation levels and approved compensation plans taking into account both external and internal factors. The Compensation Committee reviewed published compensation survey data that was specific to technology companies with similar characteristics. This information was compiled for the Compensation Committee by a local consulting firm. Recognizing that significant adjustments were made during 2003 and 2004 to bring executive compensation levels more in-line with the mid-point compensation of similar positions at peer companies (companies of similar market capitalization, revenue and headcount size, technology sector and SIC code), the Compensation Committee focused primarily on cash bonus compensation during 2005. In previous years, a more extensive study was prepared by Mellon Consulting (“Mellon”), formerly known as iQuantic-Buck, a nationally recognized independent compensation consulting firm. This report compared the compensation structure of Equinix’s executive officers and non-executive employees against executives and non-executive employees in similar positions at peer companies. Among other findings, the report concluded that because Equinix did not have a cash bonus program, as compared to its peer companies, the total cash compensation to all of its employees, particularly its executive officers, was significantly below that of its peer group.

Based on these reports prepared during 2005 and in prior years, the Compensation Committee approved an enhanced compensation program for Equinix’s executives, consisting of a cash bonus incentive program and restricted stock grants. The Compensation Committee also approved a cash bonus program for all employees, increased base salaries for two executives, and approved restricted stock grants to executive and certain non-executive employees.

General Compensation Policy.    The Compensation Committee’s objective is to align executive compensation with Equinix’s long-term and short-term business objectives and performance and to ensure that each of Equinix’s executive officers’ compensation reflects the individual’s own contribution to Equinix and level of performance. We rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Key factors affecting our judgment include the nature and scope of the executive officer’s responsibilities and his or her effectiveness in leading our initiatives to achieve corporate goals. In recent years, our goal has been to compensate near the mid-point of compensation for similar positions at peer companies, taking into account Equinix’s focus on maximizing cash flow generation, as well as recommendations from the chief executive officer on individual performance by the executive officers. The Compensation Committee and management of Equinix support an egalitarian culture in which executive officers are not entitled to different standards than other employees. Equinix does not provide its executive officers with reserved parking spaces or separate dining or other facilities, nor does Equinix have programs for providing personal-benefit perquisites to executive officers. Equinix’s health care, insurance and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers. Equinix shares the cost of health and welfare benefits with its employees, including executive officers.

Based upon all the factors we considered relevant, and in light of Equinix’s strong financial and operating performance in 2005, we believe it was in Equinix’s stockholders’ best interest to ensure that the overall level of salary, bonus and equity compensation awards were competitive with companies in the comparison group of compensation analysis and surveys performed. We believe that the quality, skills and dedication of Equinix’s executive officers are critical factors affecting its long-term value. Therefore, our goal is to maintain an executive compensation program that will attract, motivate and retain qualified executives who are able to contribute to the long-term success of Equinix.

Base Salary.    In 2005, the chief executive officer recommended appropriate adjustments to two executive officers’ base salaries, including an adjustment to the chief financial officer’s salary upon his appointment to that position based upon analysis from the Radford Executive Survey of salaries for chief financial officers and finance executives at peer companies. The Compensation Committee concluded that the base salaries of its remaining executive officers were competitive and at the mid-point of similar positions at peer companies. The Compensation Committee further concluded that initiation of discretionary compensation measures would be more effective to retain and incent Equinix’s executive officers.

Discretionary Bonuses.    The Compensation Committee links cash compensation to the attainment of Equinix’s corporate goals, as well as personal performance, through a cash incentive plan that calculates payouts based on Equinix’s corporate profitability. Accordingly, in 2005, the Compensation Committee adopted the 2005 cash incentive plan, pursuant to which all regular and full-time employees were eligible to earn annual cash bonuses. Under the incentive plan, an annual target bonus amount was assigned to each employee subject to modification from time to time thereafter. For 2005, the annual bonus was determined on the basis of Equinix’s performance against revenue and EBITDA goals as set forth in the 2005 operating plan approved by the Board of Directors. Fifty percent of the cash incentive plan would be earned if Equinix achieved the Board of Directors-approved revenue and EBITDA objectives for 2005, and the remaining 50% of the plan would be earned if Equinix over-performed against the goals set forth in the operating plan. During 2005, Equinix achieved its revenue and EBITDA goals and the first 50% of the cash incentive plan was funded during the latter part of the year unless the executive officer elected to defer the payment into 2006. The compensation attributed to these discretionary bonuses is reflected in the executive summary compensation table. Equinix subsequently concluded in early 2006 that the remaining 50% of the plan was achieved as Equinix exceeded its performance against the goals set forth in the 2005 operating plan. The over-performance cash incentive component was funded in February 2006 along with any deferred amounts as applicable. In addition, Mr. Ferris, Equinix’s vice president of sales, was eligible for commissions contingent on sales booking and revenue targets.

Long-Term Incentive Compensation.    Executive officers and other employees of Equinix realize long-term incentive compensation through equity grants. To reward and retain employees, Equinix previously used stock options as the sole long-term incentive. During 2005, the Compensation Committee reviewed the use and value of the equity program with respect to executive officers and all employees and decided to introduce restricted stock awards in addition to stock options. Due to Equinix’s strong belief in the egalitarian treatment of employees, Equinix plans to continue to grant equity to its employees generally. As an employee’s level of responsibility increases, the percentage of compensation earned through equity increases as one means of aligning the interests of the employees with stockholders. The Compensation Committee believes that its long-term incentive compensation program provides a vehicle to attract, motivate and retain the employees considered critical to achieving corporate goals.

Generally, a significant option grant is made in the year that an employee commences employment with Equinix. Thereafter, option grants may be made at varying times and in varying amounts at the discretion of the Compensation Committee, and a refresh grant is generally made at the beginning of each fiscal year. However, as the Compensation Committee has begun to focus more closely on cash incentive compensation in lieu of option grants, annual refresh grants will be awarded in conjunction with the cash incentive compensation. The size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with Equinix, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period, the exercise prices of that individual’s outstanding options relative to current market value, and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

During 2005, the Compensation Committee approved the award of restricted shares to executive officers and certain non-executive officers. The restricted shares are subject to four-year, semi-annual vesting, and will only vest if the stock appreciates to pre-determined levels. The restricted shares were awarded in lieu of additional option grants, except that Mr. Koen received an option grant in accordance with the terms of a separation agreement entered into with Equinix on November 8, 2005. See “Employment Agreements, Change of Control Arrangements and Severance Agreements.” The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the restricted shares will provide a return only if the employee remains in Equinix’s employ, and then only if the market price of Equinix’s common stock appreciates to pre-determined levels at any time subsequent to the grant date. Restricted shares were awarded as an additional means to distinguish and encourage executive performance by focusing on long-term growth and profitability. Fewer restricted shares were awarded to executive officers as compared to an option grant since restricted shares are an outright issuance of stock on the executive officers’ behalf rather than an option grant which requires payment of the exercise price at time of exercise, thereby providing a lower return. The issuance of restricted shares in fewer quantities to executive officers rather than issuing options ensures the availability of more option shares for other employees. The smaller quantity of restricted share awards also reduces Equinix’s share dilution as compared to option grants.

CEO Compensation.    For 2005, Mr. Van Camp received a bonus under the 2005 cash incentive plan on the same basis as all other employees and received a restricted stock grant on the same basis as other executive officers. Based on the same determination made for all other executive officers that discretionary bonuses were more effective at motivating and incenting executives, Mr. Van Camp did not receive an adjustment to his base salary during 2005. The last adjustment to Mr. Van Camp’s base salary was in 2004 when it was determined that his base salary was below the mid-point of chief executive officers at peer companies.

Tax Limitation.    Under the Federal tax laws, a publicly held company such as Equinix would not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year, absent an exemption. To qualify for the Section 162(m) exemption from the $1 million deduction limitation, the stockholders approved a limitation under Equinix’s 2000 Equity Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per fiscal year. The Section 162(m) limitation was subsequently re-approved by stockholders in 2004. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option under the 2000 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The cash compensation paid to Equinix’s executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer.

Submitted by the following members of the Compensation Committee:

Steven P. Eng

Scott Kriens

Michelangelo A. Volpi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed on July 19, 2000 and the current members of the Compensation Committee are Messrs. Eng, Kriens and Volpi. Due to his retirement from the Board of Directors, Mr. Volpi will resign from the Compensation Committee effective June 8, 2006. None of the members of the Compensation Committee was at any time during the 2005 fiscal year or at any other time an officer or employee of Equinix. No executive officer of Equinix serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board of Directors for general oversight of Equinix’s financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and Equinix’s Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Audit Committee annually appoints an independent registered public accounting firm to audit the financial statements and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. A more detailed description of the functions of the Audit Committee can be found in Equinix’s Audit Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

At the start of fiscal year 2005, the Audit Committee consisted of Messrs. Eng, Rachleff and Raney. Mr. Raney resigned from the Board of Directors and the Audit Committee effective June 7, 2005 and Mr. Rachleff resigned from the Board of Directors and the Audit Committee effective October 24, 2005. Mr. Lavigne was elected to the Board of Directors and the Audit Committee effective August 11, 2005 and Mr. Hromadko was elected to the Audit Committee effective October 24, 2005. The Audit Committee held 12 meetings during the last fiscal year.

Equinix’s management has primary responsibility for preparing Equinix’s financial statements and maintaining Equinix’s financial reporting process. Equinix’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for expressing an opinion on the conformity of Equinix’s audited financial statements to generally accepted accounting principles and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with Equinix’s management and the independent registered public accounting firm.

•	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standard, AU 380).

•	The Audit Committee discussed with the independent registered public accounting firm their independence from Equinix and its management. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence.

Aggregate fees for professional services rendered for Equinix by PricewaterhouseCoopers as of, or for the years ended December 31, 2005 and 2004, were:

	December 31,
	2005	2004
Audit	$1,450,625	$1,230,500
Audit-related	144,437	167,150
Tax	125,616	73,994
All Other	—	—

Total	$1,720,678	$1,471,644

The Audit fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of Equinix and its subsidiaries’ audits. In addition, the professional services included comfort letters, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit-related fees as of the years ended December 31, 2005 and 2004, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to corporate transactions, accounting consultations and advisory services related to Equinix’s review of its internal controls.

The Tax fees as of the years ended December 31, 2005 and 2004, respectively, were for services related to tax compliance, tax planning and tax advice, including assistance with and representation in tax audits and appeals.

Equinix’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services during the fiscal year 2003. All audit, audit-related and tax services are approved in advance by Equinix’s Audit Committee to assure they do not impair the independence of Equinix’s independent registered public accounting firm. At the beginning of each fiscal year, management prepares an estimate of all such fees for the duration of the fiscal year and submits the estimate to the Audit Committee for review and pre-approval. Any modifications to the estimates are submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the chairperson of the Audit Committee. All fees paid to Equinix’s independent registered public accounting firm during the fiscal years 2005 and 2004 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee approved the audited financial statements and recommended that the audited financial statements be included in Equinix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm.

Each of the members of the Audit Committee is independent, and Equinix’s Board of Directors has determined that Mr. Lavigne qualifies as an audit committee financial expert, as such terms are defined under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ National Market.

Submitted by the following members of the Audit Committee:

Steven P. Eng

Gary Hromadko

Louis J. Lavigne, Jr.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on Equinix’s common stock between December 31, 2000 and December 31, 2005 with the cumulative total return of (i) the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) (the “NASDAQ Stock Market-U.S. Index”) and (ii) the NASDAQ Telecommunications Index. This graph assumes the investment of $100.00 on December 31, 2000 in Equinix’s common stock, in the NASDAQ Stock Market-U.S. Index, and in the NASDAQ Telecommunications Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data adjusting for the one for 32 reverse split which became effective on December 31, 2002 (the “Stock Split”). Equinix cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of Equinix’s common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG EQUINIX, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

Notwithstanding anything to the contrary set forth in any of Equinix’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by Equinix under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Equinix under those statutes.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation of Executive Officers

The following table sets forth information with respect to compensation for the fiscal years ended December 31, 2003, 2004 and 2005 paid by Equinix for services rendered by Equinix’s chief executive officer and the four most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2005 were in excess of $100,000 for services rendered in all capacities to Equinix for that fiscal year (collectively, the “Named Executive Officers”):

	Annual Compensation				Long-Term Compensation
					Restricted Stock($)(1)	Securities Underlying Options(#)	Other Annual Compensation($)(2)
Name and Title	Year	Salary($)	Bonus($)
Peter F. Van Camp Chairman of the Board, Chief Executive Officer and President	2005 2004 2003	399,800 332,450 310,000	279,860 0 0		2,962,740 0 0	0 138,000 590,000	0 0 0

Renée F. Lanam Chief Development Officer and Secretary	2005 2004 2003	278,000 255,000 232,000	166,800 0 0		2,020,050 0 0	0 90,000 170,000	0 0 0

Peter T. Ferris Vice President, Sales	2005 2004 2003	230,000 217,500 205,000	136,000 89,296 88,614	(3)	1,301,810 0 0	0 57,000 90,000	0 0 38,520	(4)

Keith D. Taylor Chief Financial Officer	2005 2004 2003	226,793 218,000 218,000	113,521 0 0		1,256,920 0 0	0 54,000 100,000	0 0 0

Philip J. Koen Former President and Chief Operating Officer	2005 2004 2003	259,000 250,000 250,000	193,200 0 0		1,907,825 0 0	42,500 98,000 200,000	358,253 252,192 287,914	(5) (5) (5)

(1)	An aggregate of 210,500 shares of restricted stock were awarded to the Named Executive Officers in 2005. The grants are subject to time-based vesting over four years, but will only vest if the stock price appreciates to pre-determined levels consistent with small to mid-cap stock performance indexes. Mr. Koen’s restricted stock award was cancelled upon the cessation of his employment on March 2, 2006 to the extent it had not vested as of that date.

(2)	Consistent with its philosophy of egalitarian treatment of employees, Equinix generally does not provide its executives with perquisites. In 2005, an aggregate of $8,445 was paid to the Named Executive Officers as remuneration for personal travel expenses and airline club memberships.

(3)	Includes $5,000 in sales commissions earned by Mr. Ferris.

(4)	In 2003, represents reimbursement of home mortgage interest payments in connection with housing assistance loans received when Mr. Ferris was hired and relocated to California, which were repaid to Equinix in advance of the due date. This reimbursement obligation terminated December 31, 2003.

(5)	Represents reimbursement of cost of living differentials, tax equalization and host country tax payments, housing, education, club and auto allowances, and relocating expenses as a result of Mr. Koen’s assignment in Singapore.

Stock Option Grants

The following table shows, for the year ended December 31, 2005, certain information regarding options granted to the Named Executive Officers:

	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in 2005(1)	Exercise or Base Price ($/sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(3)
Name						5%	10%
Peter F. Van Camp	—		—	—	—	—	—
Renée F. Lanam	—		—	—	—	—	—
Peter T. Ferris	—		—	—	—	—	—
Keith D. Taylor	—		—	—	—	—	—
Philip J. Koen	42,500	(4)	3.21%	36.11	09/01/08	224,416	468,886

(1)	Based on an aggregate of 1,323,875 shares subject to options granted in the fiscal year ended December 31, 2005.

(2)	The exercise price for each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3)	In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective 10-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Equinix’s common stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

(4)	This option was granted November 15, 2005 in connection with Mr. Koen’s Transition and Severance Agreement and is fully vested. See “Employment Agreements, Change of Control Arrangements and Severance Agreements.”

Aggregate Option Exercises in 2005 and Fiscal Year-End Option Values

The following table sets forth for each of the Named Executive Officers the number and value of securities underlying options held by the Named Executive Officers at December 31, 2005:

	Shares Acquired on Exercise	Value Realized (Market Price at Exercise Less Exercise Price)(1)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-The-Money Options at December 31, 2005(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter F. Van Camp	110,500	$3,592,256	426,253	166,693	$7,153,747	$3,051,982
Renée F. Lanam	55,000	$1,854,241	93,596	52,250	$1,665,968	$668,969
Peter T. Ferris	0	—	95,704	32,579	$2,466,776	$419,803
Keith D. Taylor	26,000	$976,526	66,108	31,424	$1,496,346	$415,831
Philip J. Koen	88,125	$2,697,928	160,440	57,249	$2,679,579	$768,549

(1)	Value realized is based on the fair market value of Equinix’s common stock on date of exercise, minus the exercise price, and does not necessarily reflect proceeds actually received by the officer.

(2)	Based on the fair market value of Equinix’s common stock as of December 30, 2005 ($40.76 per share), minus the exercise price, multiplied by the number of shares underlying the options.

Employment Agreements, Change of Control Arrangements and Severance Agreements

The Compensation Committee, as plan administrator of the 2000 Equity Incentive Plan and 2001 Supplemental Stock Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by the Named Executive Officers and any other person in connection with certain changes in control of Equinix. In connection with the adoption of the 2000 Equity Incentive Plan and 2001 Supplemental Stock Plan, Equinix has provided that upon a change in control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options which are assumed or replaced in the transaction and do not otherwise accelerate at that time shall automatically accelerate (and any unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee’s service terminates by reason of an involuntary or constructive termination within 18 months following the transaction. In addition, options and restricted shares granted to the executive officers of Equinix provide for an additional 12 months vesting upon a change in control of Equinix, provided such officer is employed upon the closing of the change in control.

In August 2002, Equinix entered into Severance Agreements with the following executive officers: Peter Van Camp, Marjorie Backaus, Peter Ferris, Philip Koen, Renee Lanam, and Keith Taylor. In September 2003, Equinix entered into a Severance Agreement with Sushil Kapoor. The agreements provide for severance payments equal to the officer’s annual base salary and target bonus in the event such officer’s employment is terminated for any reason other than cause or the officer resigns for good reason as defined in the agreement.

On June 24, 2003, Equinix entered into an agreement with Philip Koen, its president and chief operating officer, relating to his relocation to Singapore and the relocation benefits to be provided in connection with his relocation. The agreement provides for reimbursement of customary cost of living differentials, tax assistance and other relocation costs. In addition, the agreement provides for Equinix to pay the costs of relocating Mr. Koen back to the United States upon the conclusion of his overseas assignment or upon his return to the United States due to his cessation of employment for any reason. Equinix extended this agreement, on the same terms, in August 2004 and in August 2005.

On November 7, 2005, Equinix entered into a Transition and Severance Agreement (the “Transition and Severance Agreement”) with Mr. Koen, providing for his continued employment through March 2, 2006. Under the Transition and Severance Agreement, Equinix agreed that it would not terminate Mr. Koen’s employment prior to March 2, 2006 except for cause as defined in the Transition and Severance Agreement and agreed to continue Mr. Koen’s annual salary, bonus and benefits in accordance with Equinix’s existing policies. Under the Transition and Severance Agreement, Equinix granted Mr. Koen a new option for 42,500 shares of its common stock. Mr. Koen’s employment ceased March 2, 2006 in accordance with the terms of the Transition and Severance Agreement. On March 2, 2006, Mr. Koen became entitled to 18 months of salary and bonus continuation, reimbursement of benefit premiums for 18 months, acceleration of vesting of certain stock options and an additional 18 months to vest in certain restricted stock. In addition, the time he has to exercise vested stock options was extended to December 31, 2006 for accelerated options and 30 months following March 2, 2006 for the new option grant. On February 8, 2006, Mr. Koen became vested in 5,313 shares of restricted stock, and the remaining unvested balance of his restricted stock grant was cancelled on March 2, 2006. On March 2, 2006, Equinix accelerated the vesting of 326 shares pursuant to a stock option with an exercise price of $22.40 per share, and 36,751 shares pursuant to a stock option with an exercise price of $30.02 per share. The Transition and Severance Agreement also provides for payment of legal fees to Mr. Koen’s counsel, and allows him to retain a laptop computer, a blackberry, and a cell phone used by Mr. Koen while employed by Equinix. The Transition and Severance Agreement also contains certain restrictive covenants, mutual releases and other customary terms and conditions.

Equinix does not provide retirement benefits to its executive officers. Executive officers, like all employees, are invited to contribute to the Equinix 401(k) Plan that includes a matching element by Equinix.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Equinix is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in Equinix’s and its stockholders’ best interests.

PricewaterhouseCoopers LLP has audited Equinix’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan to Executive Officer.    From July 1999 through January 2001, Equinix hired a number of individuals from out-of-state and relocated them to California. The market in California during this period was highly competitive for certain positions and the most qualified individuals available at that time were often located in other states. In order to induce Peter Ferris, an executive officer, to relocate to California from a city with lower housing costs, Equinix offered Mr. Ferris a non-interest bearing home loan to assist him with the purchase of a new residence in California. This loan expired upon the earlier of five years or certain liquidity events, none of which have happened to date. In early 2002, Equinix negotiated with Mr. Ferris to repay his loan in full several years prior to the loan’s maturity date. In exchange, Equinix agreed to pay a portion of the interest on his mortgage for his principal residence through December 31, 2003. Mr. Ferris’ loan, totaling $750,000, was repaid in full in February 2002. Equinix currently has no loans to executive officers outstanding.

Transactions with Affiliates of STT Communications.

For the year ended December 31, 2005, revenues recognized with entities affiliated with STT Communications were $5,399,000 and as of December 31, 2005, accounts receivable with entities affiliated with STT Communications was $771,000. For the year ended December 31, 2005, costs and services procured with entities affiliated with STT Communications were $2,676,000 and as of December 31, 2005, accounts payable with entities affiliated with STT Communications was $411,000.

In January 2005, Equinix converted 95% of the outstanding convertible secured notes and accrued and unpaid interest held by STT Communications into 4.1 million shares of its preferred stock, which was subsequently converted into 4.1 million shares of its common stock in February 2005. In November 2005, STT Communications elected to convert the remaining convertible secured notes and unpaid interest into 240,578 shares of Equinix preferred stock and exercised their outstanding preferred stock warrant for 965,674 shares of Equinix preferred stock, resulting in $10,000 of cash proceeds to Equinix. STT Communications simultaneously converted all such preferred stock, including the 1,868,667 shares of Equinix preferred stock that they had previously held, into 3,074,919 shares of Equinix common stock, bringing their total holdings to 10,189,549 shares of Equinix common stock. On November 10, 2005, STT Communications subsequently completed the sale of 5,889,549 shares of Equinix common stock through an underwritten secondary offering to the public by STT Communications. The shares of common stock were sold at a price of $35.64 per share. The remaining 4,300,000 shares were sold by STT Communications through a pre-paid forward contract and STT Communications will continue to hold voting rights over these shares of Equinix common stock until they are sold at a later date through an exchange offering.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

The members of the Board of Directors, the executive officers of Equinix, and persons who hold more than 10% of Equinix’s outstanding common stock (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Equinix’s common stock and their transactions in such common stock. Based on (i) the copies of Section 16(a) reports filed for the Board of Directors and Executive Officers for their 2005 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representations received by such persons, Equinix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders except that one Form 4 filing for a sale of stock by Seymour Kaufman of Crosslink Capital, Inc. was filed one day late.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of Equinix will be “householding” Equinix’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Treasurer, or contact Equinix’s treasurer by telephone at (650) 513-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Equinix’s proxy materials for presentation at the 2007 Annual Meeting of Stockholders (“2007 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to Equinix no later than December 28, 2006. Pursuant to Rule 14a-4(c) of the Exchange Act and Equinix’s by-laws, as amended, stockholders who intend to present a proposal at the 2007 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify Equinix of such proposal not earlier than February 15, 2007 and not later than March 17, 2007. If Equinix does not receive notification of the proposal within that time frame, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2007 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to Equinix at its offices at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: General Counsel. Equinix reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

CODE OF ETHICS AND BUSINESS CONDUCT

Equinix has always taken the issue of corporate governance seriously. The Board of Directors has adopted (1) a Code of Business Conduct which applies to all employees and directors and (2) a Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents are attached to this proxy statement as Appendices B and C and can also be found on Equinix’s website at www.equinix.com. In addition, an anonymous reporting hotline has been established to facilitate reporting of violations of financial and non-financial policies.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Equinix will mail without charge, upon written request, a copy of Equinix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Requests should be sent to Equinix, Inc., at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Chairman of the Board, Chief Executive

Officer and President

Foster City, California

May 1, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

APPENDIX A

CORPORATE GOVERNANCE GUIDELINES

EQUINIX, INC. BOARD OF DIRECTORS GUIDELINES ON

SIGNIFICANT CORPORATE GOVERNANCE ISSUES

A.	BOARD COMPOSITION

1.	Size of the Board

The Board may have up to nine members in accordance with the Company’s Bylaws, and periodically reviews the appropriate size of the Board.

2.	Majority of Independent Directors

The Board believes that there should be a substantial majority of independent directors on the Board. However, the Board believes that it may be useful and appropriate to have members of management as directors. Currently, six of seven members of the Board are independent.

3.	Board Definition of What Constitutes Independence for Outside Directors

Each director designated as an independent director shall be independent in accordance with the applicable rules of The Nasdaq National Market and the Securities and Exchange Commission. Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the Board is also responsible to affirmatively determine that each independent director has no other material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates. A relationship will be considered “material” if in the judgment of the Board it would interfere with the Director’s independent judgment.

The Board may, from time to time, designate an independent director designated as the Lead Independent Director. The Lead Independent Director shall be responsible for calling special meetings of the independent directors, chairing all meetings of independent directors and performing such other responsibilities as shall be set forth in a written charter adopted by the Board or designated by a majority of the independent directors from time to time.

4.	Selection of New Director Candidates

All nominees for election to the Board shall be approved by a majority of the independent directors on the Board. The Board delegates the screening process involved to the Nominating Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

5.	Directors Who Change Their Present Job Responsibility

The Board does not believe that directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Nominating Committee, to review the continued appropriateness of Board membership under these circumstances.

6.	Term Limits

Unless the Board affirmatively determines otherwise, the tenure of all directors shall be limited to fifteen years. Term limits ensure the introduction of fresh perspectives and the availability of new viewpoints to the Board.

7.	Retirement Policy

The Board has adopted a retirement policy for directors. Under the policy, inside directors, other than the CEO or a former CEO, who are also employees of the Company shall retire from the Board at the same time they relinquish their corporate officer title. In addition, directors may not stand for re-election to the Board after age 75.

8.	Board Compensation Review

The Board’s general policy is that Board compensation should be a mix of cash and equity-based compensation. Inside Directors will not be paid for Board membership in addition to their regular employee compensation.

It is appropriate for the staff of the Company to report from time to time to the Compensation Committee on the status of Board compensation in relation to other similar U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board.

B.	RESPONSIBILITIES OF THE BOARD OF DIRECTORS

1.	Primary Responsibilities

The primary responsibilities of the Board are oversight, counseling and direction to the management of the Company in the interest and for the benefit of the Company’s stockholders. The Board’s detailed responsibilities include:

(a) Selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives;

(b) Planning for succession with respect to the position of Chief Executive Officer if necessary and monitoring management’s succession planning for other senior executives;

(c) Reviewing and, where appropriate, approving the Company’s major financial objectives, strategic and operating plans and actions;

(d) Overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed; and

(e) Overseeing the processes for maintaining the integrity of the Company with regards to its financial statements and other public disclosures, and compliance with law and ethics.

The Board has delegated to the Chief Executive Officer, working with the other executive officers of the Company, the authority and responsibility for managing the business of the Company in a manner consistent with the standards and practices of the Company, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible to seek the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

Each Board member is expected to (i) prepare for, attend, and participate in all Board and applicable Committee meetings and (ii) ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director.

2.	Independent Directors Discussions

The Board’s policy is to have a separate meeting time for the independent directors during the regularly scheduled Board meetings. The independent directors meet outside the presence of management at least twice a year. In addition, the independent members of the Audit Committee schedule separate meeting time with the

Company’s independent auditors during the regularly scheduled Audit Committee meetings. From time to time, members of the Audit Committee schedule time to meet independently with the Company’s Chief Financial Officer, Chief Accounting Officer, General Counsel, Controller and other members of the Company’s internal control functions.

3.	Corporate Business Principles

Members of the Board shall act at all times in accordance with the requirements of the Company’s Code of Business Conduct, which shall be applicable to each Director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection of the Company’s assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct with respect to any individual director shall be reported to, and be subject to the approval of, the Board of Directors.

C.	BOARD COMMITTEES

1.	Number of Committees

There are currently three independent standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating Committee. Each of these committees is comprised solely of independent directors and operates under a written charter setting forth the purpose, authority and responsibilities of the committee. The Board may, from time to time, establish different committees and delegate to the committees such authority as is permitted by applicable laws and as the Board deems appropriate. Each Committee has the authority to engage outside experts, advisers and counsel to the extent it considers appropriate to assist the Committee in its work. Each Committee regularly reports to the Board concerning the Committees activities.

The Audit Committee oversees the Company’s accounting practices, system of internal controls, audit processes, and financial reporting processes.

The Compensation Committee discharges certain responsibilities of the Board relating primarily to executive compensation and makes recommendations to the Board regarding its remaining responsibilities relating primarily to executive compensation.

The Nominating Committee oversees the nomination of directors for service on the Board and its committees and other related matters.

2.	Assignment and Term of Service of Committee Members

The Board is responsible for the appointment of Committee members and Committee Chairmen. Committee assignments are reviewed annually and it is expected that Committee assignments will rotate from time to time among the Board members.

3.	Frequency and Length of Committee Meetings and Committee Agenda

The Board of Directors, in consultation with the Committee chairs and appropriate members of management, will determine the frequency and length of the Committee meetings and develop the Committee agendas. The agendas and meeting minutes of the Committees, will be shared with the full Board, and other Board members are welcome to attend Committee meetings.

APPENDIX B

CODE OF BUSINESS CONDUCT

1.	Introduction

This Code of Business Conduct (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Equinix, Inc. and its subsidiaries (collectively, “Equinix”). All directors, officers and employees of Equinix must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by Equinix’s agents and representatives, including consultants.

If you violate the standards in the Code, you may be subject to disciplinary action, up to and including termination of employment. If you are in a situation that you believe may violate or lead to a violation of the Code, follow the guidelines described in Section 16 of the Code.

If a law conflicts with a policy in the Code, you must comply with the law. If you have any questions about these conflicts, you should ask your manager how to handle the situation. However, this Code supersedes all other codes of conduct, policies, procedures, instructions, practices, rules or written or verbal representations to the extent that they are inconsistent with the Code. We are committed to continuously reviewing and updating our policies and procedures. The Code, therefore, is subject to modification.

Nothing in this Code, in any Equinix policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

2.	Purpose

The Code seeks to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that Equinix files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by Equinix;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	Accountability for adherence to the Code.

3.	Compliance With Applicable Laws, Rules and Regulations

Obeying the law, is the foundation on which Equinix’s ethical standards are built. You must comply with applicable laws, rules and regulations. Although you are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from managers or other appropriate personnel.

4.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interests interfere or conflict in any way with the interests of Equinix. Examples of when a conflict of interest may arise include, but are not limited to:

•	When a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

•	When a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with Equinix.

•	Almost always, when an employee works simultaneously for a competitor or, except on our behalf, a customer or supplier. You are not allowed to work for a competitor in any capacity.

•	When a director, officer or employee serves as a director of any company that competes with Equinix.

•	When a director, officer or employee invests in a customer, supplier developer or competitor of Equinix. In deciding whether to make such an investment, you should consider the size and nature of the investment, your ability to influence decisions of Equinix or of the other company, your access to confidential information of Equinix or of the other company, and the nature of the relationship between Equinix and the other company.

•	When a director, officer or employee conducts Equinix business with a relative or significant other, or with a business with which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws. Significant others include persons living in a spousal or familial fashion (including same sex) with an employee.

Conflicts of interest are prohibited as a matter of Equinix policy, except in the case of any director or executive officer, with the informed written consent of the Board of Directors of Equinix (the “Board”) or pursuant to guidelines approved by the Board, or in the case of any other employees, with the informed written consent of Equinix’s Compliance Officer or pursuant to guidelines approved by Equinix’s Chief Executive Officer. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or Equinix’s General Counsel. If you become aware of a conflict or potential conflict, you should bring it to the attention of a manager or other appropriate personnel, Brandi Galvin Morandi, Equinix’s Compliance Officer and General Counsel, or consult the procedures described in Section 18 of the Code.

5.	Public Disclosure of Information

The federal securities laws require Equinix to disclose certain information in various reports that the Company must file with or submit to the SEC. In addition, from time to time, Equinix makes other public communications, such as issuing press releases.

Equinix expects all directors, officers and employees who are involved in the preparation of SEC reports or other public documents to ensure that the information disclosed in those documents is full, fair, accurate, timely and understandable.

To the extent that you reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should report those concerns to Equinix’s General Counsel.

6.	Insider Trading

You are not permitted to use or share confidential information for stock trading purposes or for any other purpose, except the conduct of our business. All non-public information about Equinix should be considered confidential information. To use material non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal, and could result in criminal prosecution in addition to the termination of your employment. In order to assist with compliance with laws against insider trading, the Company has adopted an Insider Trading Policy. This policy, a copy of which has been distributed to every employee, is available on the Company’s Intranet. You may also request a copy of the policy from the Company’s General Counsel or Treasurer. If you have any questions, please consult Equinix’s General Counsel.

7.	Corporate Opportunities

You are prohibited from taking for yourself opportunities that are discovered through the use of corporate property, information or position without the informed prior consent of the Board. You may not use corporate property or information obtained through your position with Equinix for improper personal gain, and you may not compete with Equinix directly or indirectly. Furthermore, you owe a duty to Equinix to advance its legitimate interests when such an opportunity arises.

8.	Competition and Fair Dealing

Equinix seeks to outperform its competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. You should endeavor to respect the rights of and deal fairly with Equinix’s customers, suppliers, competitors and employees.

9.	Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by you unless it:

A.	Is not a cash gift,

B.	Is consistent with customary business practices,

C.	Is not excessive in value,

D.	Cannot be construed as a bribe or payoff, and

E.	Does not violate any laws or regulations.

Please discuss with your manager any gifts or proposed gifts that you are not certain are appropriate.

10.	Discrimination and Harassment

The diversity of Equinix’s employees is a tremendous asset. Equinix is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples of such behavior include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

11.	Health and Safety

Equinix strives to provide its employees with a safe and healthy work environment. You are responsible for helping to maintain a safe and healthy workplace for all employees by following safety and health rules and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The abuse of alcohol or illegal drugs in the workplace will not be tolerated.

12.	Record-Keeping

Equinix requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with the law. For example, employees who must report their hours worked should only report the true and actual number of hours worked (whether for purposes of individual pay or for purposes of reporting such information to customers). Equinix also requires each director and employee at the officer and director level to disclose any transaction or arrangement among such individual or any immediate family member or affiliated entity of such individual, on the one hand, and any other director, employee or any immediate family member or affiliated entity of such other individual, on the other hand, that in any way relates to or arises out of such individual’s professional relationship with Equinix.

Many employees regularly use business expense accounts, which must be documented and recorded accurately in accordance with the Company’s policies. If you are not sure whether you may seek reimbursement for a certain expense, ask your manager or the Corporate Controller.

All of Equinix’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Equinix’s transactions and must conform both to applicable legal requirements and to Equinix’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and you should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This policy applies equally to e-mail, internal memos and formal reports. In accordance with those policies, in the event of litigation or governmental investigation, please consult Equinix’s General Counsel.

13.	Confidentiality

You must maintain the confidentiality of confidential information entrusted to you by Equinix or its customers, except when disclosure is authorized by Equinix’s established written policies or its General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Equinix or its customers, if disclosed, and information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed an Employee Agreement or similar proprietary information agreement when he or she began his or her employment with Equinix.

14.	Protection and Proper Use of Equinix Assets

You should endeavor to protect Equinix’s assets and ensure their efficient use. Any suspected incident of fraud or theft should immediately be reported for investigation. Equinix equipment should not be used for non-Equinix business, though limited incidental personal use is permitted.

Your obligation to protect Equinix’s assets includes protecting its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of such information would violate Equinix policy and could also be illegal and result in civil or even criminal penalties.

15.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Equinix policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Equinix’s General Counsel can provide guidance to you in this area.

16.	Waivers of the Code

Waivers of the Code may only be granted by Equinix’s Chief Executive Officer or Compliance Officer; provided, however, that any waiver of the Code for executive officers or directors may be granted only by the Board or a Board committee. Any such waiver of the Code for executive officers or directors, and the reasons for such waiver, will be disclosed in Equinix’s public filings, as required by law or securities market regulations.

17.	Reporting Illegal or Unethical Behavior

You are encouraged to talk to managers or other appropriate personnel about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. It is the policy of Equinix not to allow retaliation for reports of misconduct by others made in good faith by employees. You are expected to cooperate in internal investigations of misconduct.

You may, on an anonymous basis, submit a good-faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

18.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of the Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? These questions will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

•	Seek help from Equinix resources. In the rare case where it may not be appropriate to discuss an issue with your manager or where you do not feel comfortable approaching your manager with your question, discuss it with Equinix’s General Counsel or Vice President of Human Resources.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected to the greatest extent possible. Equinix does not permit retaliation of any kind against employees for good-faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance.

APPENDIX C

CODE OF ETHICS FOR

CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

Equinix, Inc. (the “Company”) has a Code of Business Conduct applicable to all directors and employees of the Company. The Company’s Chief Executive Officer (the “CEO”) and all senior financial officers of the Company, including the Chief Financial Officer and the principal accounting officer, are bound by the provisions of the Code of Business Conduct relating to ethical conduct, conflicts of interest and compliance with the law. In addition, the CEO and the senior financial officers are subject to the following additional policies and procedures (this “Code”):

The CEO and all senior financial officers must adhere to honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the Company. Accordingly, the CEO and each senior financial officer must (a) promptly to bring to the attention of the Audit Committee of the Company’s Board of Directors any material information of which he or she becomes aware that affects the disclosures made by the Company in its public filings and (b) otherwise assist the Audit Committee in fulfilling its responsibilities.

The CEO and each senior financial officer must promptly bring to the attention of the Audit Committee any information that he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO and each senior financial officer must promptly bring to the attention of the General Counsel or CEO and to the Audit Committee any information that he or she may have concerning any violation of this Code or the Company’s Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO and each senior financial officer must promptly bring to the attention of the General Counsel or CEO and to the Audit Committee any information that he or she may have concerning evidence of a material violation, by the Company or any agent of the Company, of the securities or other laws, rules or regulations applicable to the Company and the operation of its business.

In the event of violations of the Code of Business Conduct or of these additional policies and procedures by the CEO or by one of the Company’s senior financial officers, the Company’s Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and to these additional procedures and may include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors), or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or its designee will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

C-1

PROXY	EQUINIX, INC.	PROXY
301 Velocity Way, Fifth Floor, Foster City, California 94404

This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc.

for the Annual Meeting of Stockholders to be held June 8, 2006

The undersigned holder of Common Stock, par value $.001, of Equinix, Inc. (the “Company”) hereby appoints Peter F. Van Camp and Renee F. Lanam, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2006 at 10:30 a.m. local time, at the Company’s headquarters located at 301 Velocity Way, Foster City, California, 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

EQUINIX, INC.

☒Please mark votes

as in this example

1. To elect the following directors to serve for a term ending upon the 2007 Annual Meeting or until their successors have been duly elected and qualified:	FOR WITHHELD ☐ ☐

Nominees: Steven T. Clontz, Steven P. Eng, Gary Hromadko, Scott Kriens, Louis J. Lavigne, Jr., Peter F. Van Camp	For all nominees, except for nominees written below.: ☐ Nominee Exception(s)

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	FOR AGAINST ABSTAIN ☐ ☐ ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature: Signature (if held jointly): Date: , 2006

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.